UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  September 30, 2006

    First Community Corporation
(Exact Name of Registrant As Specified in Its Charter)

    South Carolina
(State or Other Jurisdiction of Incorporation)

000-28344	57-1010751
(Commission File Number)	(I.R.S. Employer Identification No.)

5455 Sunset Blvd, Lexington, South Carolina (Address of Principal Executive Offices)	29072 (Zip Code)

    (803) 951-2265
(Registrant's Telephone Number, Including Area Code)

    Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 - Entry into a Material Definitive Agreement.

        On September 30, 2006, the board of directors of First Community Corporation (the “Company”) approved the First Community Corporation 2006 Non-Employee Director Deferred Compensation Plan. The following summary of the material features of the plan is qualified in its entirety by reference to the provisions of the plan and form agreement, which are attached to this report as Exhibits 10.1 and 10.2, respectively, and incorporated herein by reference.

Purpose and Eligibility

        The purpose of the plan is to further long-term growth of the Company by allowing non-employee directors to defer receipt of certain compensation, keeping their financial interests aligned with the Company, and providing them with a long-term incentive to continue providing services to the Company. The plan is intended to comply with Section 409A of the Internal Revenue Code.

Administration

        The plan is administered by the board of directors, which has the authority to control and manage the operation and administration of the plan.

Deferral of Cash Compensation and Awards

        On or before December 31 of any calendar year, participants may elect to defer all or any part of annual retainer fees payable in respect of the following calendar year to the participant for his or her service on the board of directors or any committee of the board of directors. Deferred compensation will be credited to the non-employee director’s account as of the date on which it would have been paid had it not been deferred. Deferral elections are irrevocable and expire at the end of each plan year.

Deferred Compensation Account

        The Company will maintain a stock unit account for each participant. A number of deferred stock units will be credited to the participant’s account at the time such compensation would otherwise have been payable absent the election to defer equal to (i) the otherwise payable amount divided by (ii) the fair market value of a share of common stock on the last trading day preceding the credit date. In addition, on each date on which a cash dividend is payable on the Company’s common stock, the participant’s account will be credited with a number of deferred stock units equal to (i) the per share cash dividend times the number of deferred stock units then credited to the account, divided by (ii) the fair market value of a share of common stock on the last trading day preceding the dividend payment date. Accounts will be credited with fractional deferred stock units, rounded to the third decimal place. A participant will be fully vested in that portion of his or her account attributable to deferred cash compensation at all times.

        The Company will be under no obligation to establish a fund or reserve in order to pay the benefits under the plan and has not segregated or earmarked any shares or any of its assets for the benefit of any participant. Deferred stock units will not constitute options or rights to purchase shares of common stock.

Distributions

        In general, a participant’s vested account balance will be distributed in a lump sum of the Company’s common stock on the 30th day following termination of service on the board and on the board of directors of all of the Company’s subsidiaries, including termination of service as a result of death or disability. In the event of a change in control, a participant’s vested account balance will be distributed in a lump sum of the Company’s common stock within 60 days after the change in control.

        No other withdrawal may be made from a participant’s account except for an unforeseeable emergency as defined in the plan. In the event of an unforeseeable emergency, a participant will receive a number of shares of common stock in exchange for his or her deferred stock units up to the amount reasonably necessary to satisfy the emergency need (which may include amounts necessary to pay applicable taxes or penalties reasonably anticipated to result from the distribution). Unforeseeable emergency is defined under the plan to mean a severe financial hardship of the participant or his or her beneficiary resulting from (i) an illness or accident, (ii) a loss of property due to casualty, or (iii) such other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the participant, all as determined in the sole discretion of the board of directors in compliance with Internal Revenue Code Section 409A.

Amendment and Termination

        The plan may be amended or modified at any time by the board of directors, but no amendment or modification may adversely affect a participant’s rights with respect to amounts accrued in his or her account without such participant’s consent

ITEM 9.01.   Financial Statements and Exhibits

(c)        Exhibits

Exhibit No.          Exhibit

10.1                      First Community Corporation 2006 Non-Employee Director Deferred Compensation Plan.

10.2                       Form of Agreement for the First Community Corporation 2006 Non-Employee Director Deferred Compensation Plan.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST COMMUNITY CORPORATION By: /s/ Joseph G. Sawyer Name: Joseph G. Sawyer Title: Chief Financial Officer

Dated:  September 30, 2006

EXHIBIT INDEX

Exhibit No.                    Description

10.1                      First Community Corporation 2006 Non-Employee Director Deferred Compensation Plan.

10.2                      Form of Agreement for the First Community Corporation 2006 Non-Employee Director Deferred Compensation Plan.

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